Exhibit 11



                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss

                                      THREE MONTHS ENDED            SIX MONTHS ENDED
                                           JUNE 30,                     JUNE 30,

                                      1998         1997            1998         1997
                                      ----         ----            ----         ----
Computation of Loss Per Share:


Weighted average number of
   shares outstanding              18,715,609   18,714,288      18,715,288    18,714,646


Loss applicable to  common
   stock:1


 From continuing operations       $(2,083,000) $(2,101,000)    $(4,176,000)  $(4,190,000)
                                  ===========  ===========     ===========   ===========

 From discontinued operations     $         -  $         -     $         -   $         -
                                  ===========  ===========     ===========   ===========

  Net loss                        $(2,083,000) $(2,101,000)    $(4,176,000)  $(4,190,000)
                                  ===========  ===========     ============  ===========


 Basic loss per share:


  From continuing operations      $(0.11)      $(0.11)         $(0.22)       $(0.22)
                                  =======      =======         =======       =======

  From discontinued operations    $    -       $    -          $     -       $    -
                                  ========     =======        ========       =======
  Net loss                        $(0.11)      $(0.11)         $(0.22)       $(0.22)
                                  =======      =======         =======       =======

------------------
1 Losses applicable to Common Stock are net of preferred stock dividends for the six months ended June 30, 1998 and 1997 in the amount of $4,317,000 in 1998 and $4,318,000 in 1997.

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